EXHIBIT 99.1
GoPro Announces Fourth Quarter and 2022 Results
2022 Revenue of $1.09 Billion
2022 GAAP EPS of $0.18 and non-GAAP EPS of $0.47
2022 Direct-to-Consumer Revenue of $411 million, up 5% Year-over-Year
2022 Subscription and Service Revenue of $82 million, up 52% Year-over-Year
GoPro Subscribers Grew 43% Year-over-Year to 2.25 Million

SAN MATEO, Calif., February 2, 2023 - GoPro, Inc. (NASDAQ: GPRO) today announced financial results for its fourth quarter and year ended December 31, 2022, and posted management commentary in the investor relations section of its website at https://investor.gopro.com.

“In 2022, GoPro achieved GAAP profitability in a very challenging macroeconomic environment. We generated EBITDA of $95 million, or 9% of revenue. Additionally, we grew subscribers to 2.25 million, bringing our subscription and service revenue to an annual run rate of $100 million with 70-80% gross margin,” said Nicholas Woodman, GoPro’s founder and CEO.
“GoPro ended the year with solid balance sheet metrics and $367 million in cash after repaying debt of $125 million and repurchasing $40 million in stock,” said Brian McGee, GoPro’s CFO and COO.
Q4 2022 Financial Results
•Revenue was $321 million, down 18% year-over-year and in-line with our guidance.
•GoPro.com revenue, including subscription and service revenue, was flat year-over-year at $128 million, or 40% of total revenue.
•Subscription and service revenue increased 30% year-over-year to $22 million.
•GAAP net income was $3 million, or $0.02 per share, down from net income of $53 million or $0.32 per share in the prior year period. Non-GAAP net income was $21 million, or $0.12 per share, down from $66 million, or $0.41 per share, in the prior year period.
•GAAP and non-GAAP gross margin was 32.5% and 35.1%, respectively, and as estimated on a constant currency basis was 36.5% and 39.0%, respectively. This compares to GAAP and non-GAAP gross margin of 41.2% and 41.3%, respectively, in the prior year period.
•Adjusted EBITDA was $22 million, or 7% of revenue, and as estimated on a constant currency basis was $42 million or 12% of revenue. This compares to $72 million, or 18% of revenue in the prior year period.
•Cameras with retail prices at or above $400 represented 90% of Q4 2022 camera revenue.
•Q4 2022 Street ASP was $378, flat year-over-year, and $401 as estimated on a constant currency basis, up 6% year-over-year.
•Days’ sales outstanding was 22 days, down from 26 days in the prior year period.
2022 Financial Results
•Revenue was $1.09 billion, down 6% year-over-year. And, as estimated on a constant currency basis, revenue would have been down 2%.
•GoPro.com revenue increased 5% year-over-year to $411 million, comprising 38% of total revenue.

•Subscription and service revenue increased 52% year-over-year to $82 million.
•GoPro subscriber count ended 2022 at approximately 2.25 million, up 43% year-over-year.
•GAAP and non-GAAP gross margin was 37.2% and 38.1% respectively, and as estimated on a constant currency basis was 40.0% and 40.8%, respectively. This compares to GAAP and non-GAAP gross margin of 41.1% and 41.4%, respectively, in the prior year period.
•2022 GAAP net income was $29 million, or $0.18 per share, down year-over-year from net income of $371 million or $2.27 per share, which included a tax benefit of $1.74 per share. Non-GAAP net income was $81 million, or $0.47 per share, down from $146 million, or $0.90 per share, in the prior year period.
•2022 adjusted EBITDA was $95 million, or 9% of revenue, and as estimated on a constant currency basis was 13% of revenue. This compares to $168 million, or 14% of revenue in the prior year period.
•Cameras with retail prices at or above $400 represented over 90% of 2022 camera revenue.
•2022 Street ASP was $389, up 5% year-over-year, and $407 as estimated on a constant currency basis, up 10% year-over-year.
Recent Business Highlights
•In 2022, GoPro bought back $40 million in stock, which covered our stock-based compensation expense for the year, and we plan to continue to execute on our stock repurchase plan in 2023. GoPro also retired $125 million in debt in 2022.
•In Q4 2022, we celebrated GoPro’s 20-year anniversary with a retrospective video covering two-decades of pioneering innovation, customer-driven inspiration, and many moments that made the world stop and say “WOW.”
•In November 2022, GoPro was recognized for the second consecutive year by Outside Magazine as one of the 50 Best Places to Work – the only company with more than 200 employees to make the list.
•In November 2022, GoPro published its inaugural Sustainability Report, which outlines our efforts to be a better global corporate citizen, sharing our progress toward inclusivity, environmental impact reductions and governance best practices.

Results Summary:

	Three months ended December 31,			Year ended December 31,
($ in thousands, except per share amounts)	2022	2021	% Change	2022	2021	% Change
Revenue	$321,021	$391,149	(17.9)%	$1,093,541	$1,161,084	(5.8)%
Gross margin
GAAP	32.5%	41.2%	(870) bps	37.2%	41.1%	(390) bps
Non-GAAP	35.1%	41.3%	(620) bps	38.1%	41.4%	(330) bps
Operating income
GAAP	$1,707	$58,625	(97.1)%	$38,955	$113,216	(65.6)%
Non-GAAP	$19,077	$69,232	(72.4)%	$85,547	$155,667	(45.0)%
Net income
GAAP	$3,073	$52,626	(94.2)%	$28,847	$371,171	(92.2)%
Non-GAAP	$21,090	$66,147	(68.1)%	$80,923	$146,068	(44.6)%
Diluted net income per share
GAAP	$0.02	$0.32	(93.8)%	$0.18	$2.27	(92.1)%
Non-GAAP	$0.12	$0.41	(70.7)%	$0.47	$0.90	(47.8)%
Adjusted EBITDA	$22,014	$71,571	(69.2)%	$94,754	$167,798	(43.5)%

Conference Call
GoPro management will host a conference call and live webcast for analysts and investors today at 2 p.m. Pacific Time (5 p.m. Eastern Time) to discuss the Company’s financial results.
Prior to the start of the call, the Company will post Management Commentary on the “Events & Presentations” section of its investor relations website at https://investor.gopro.com. Management will make brief opening comments before taking questions.
To listen to the live conference call, please call +1 833-927-1758 (US) or +1 929-526-1599 (International) and enter access code 900334, approximately 15 minutes prior to the start of the call. A live webcast of the conference call will be accessible on the “Events & Presentations” section of the Company’s website at https://investor.gopro.com. A recording of the webcast will be available on GoPro’s website, https://investor.gopro.com, from approximately two hours after the call through April 27, 2023.
About GoPro, Inc. (NASDAQ: GPRO)
Founded in 2002, GoPro helps the world to capture and share itself in immersive and exciting ways.
For more information, visit GoPro.com. Open roles can be found on our careers page. Members of the press can access official logos and imagery on our press portal. GoPro customers can submit their photos and videos to GoPro Awards for an opportunity to be featured on GoPro's social channels and receive gear and cash awards. Connect with GoPro on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro's blog The Current.
GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.
GoPro’s Use of Social Media
GoPro announces material financial information using the Company’s investor relations website, SEC filings, press releases, public conference calls and webcasts. GoPro may also use social media channels to communicate about the Company, its brand and other matters; these communications could be deemed material information. Investors and others are encouraged to review posts on Facebook, Instagram, LinkedIn, TikTok, Twitter, YouTube, and GoPro’s investor relations website and blog, The Current.
Note Regarding Use of Non-GAAP Financial Measures
GoPro reports gross profit, gross margin percentage, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and diluted net income (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, GoPro reports non-GAAP adjusted EBITDA. Non-GAAP items exclude, where applicable, the effects of stock-based compensation, acquisition-related costs, restructuring and other related costs, non-cash interest expense, and the tax impact of these items. When planning, forecasting, and analyzing gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss) and net income (loss) per share for future periods, GoPro does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for reconciling items which are inherently difficult to predict with reasonable accuracy. GoPro also reports revenue, gross profit, gross margin percentage, adjusted EBITDA in dollars and as a percentage of revenue, and street average selling price on a constant currency basis to show performance unaffected by fluctuations in currency exchange rates. GoPro calculates constant currency amounts by translating current period amounts at the prior period’s average exchange rate and compare that to current period performance.
Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “should,” “will” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include but are not limited to statements regarding our expectations for profitability and subscription growth; and overall consumer demand for our products. These statements involve risks and uncertainties, and actual events or results may differ materially. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements include the inability to achieve our revenue growth or profitability in the future, and if revenue growth or profitability is achieved, we may not be able to sustain it; the fact that an economic downturn or economic uncertainty in our key U.S. and international markets, inflation, and fluctuations in interest rates or currency exchange rates may adversely affect consumer discretionary spending and demand for our products; the fact that our goal to grow revenue and be profitable relies upon our ability to grow sales from our direct-to-consumer business and our retail partners and distributors; our ability to acquire and retain subscribers; our reliance on third-party suppliers, some of which are sole-source suppliers, to provide services and components for our products which may be impacted due to supply shortages, long lead times or other service disruptions and may increase costs due to the impact of the COVID-19 pandemic and the war in Ukraine, inflation or the negative impact on exchange rates; our ability to maintain the value and reputation of our brand and protect our intellectual property and proprietary rights; the risk that our sales fall below our forecasts, especially during the holiday season; the risk we fail to manage our operating expenses effectively, and may result in our financial performance suffering the fact that our continued profitability depends in part on further penetrating our total addressable market, and we may not be successful in doing so; the fact that we rely on sales of our cameras, mounts and accessories for substantially all of our revenue, and any decrease in the sales or change in sales mix of these products could harm our business; the risk that we may not successfully manage product introductions, product transitions, product pricing and marketing; the fact that a small number of retailers and distributors account for a substantial portion of our revenue and our level of business with them could be significantly reduced; the impact of fluctuations in foreign currency exchange rates on our results of operations; our ability to attract, engage and retain qualified personnel; any changes to trade agreements, trade policies, tariffs, and import/export regulations; the effects of the highly competitive market in which we operate, including new market entrants; the fact that we may experience fluctuating revenue, expenses and profitability in the future; risks related to inventory, purchase commitments and long-lived assets; the risk that we may not be able to maintain the value and reputation of our brand; the risk that we will encounter problems with our distribution system; the threat of a security breach or other disruption including cyberattacks; the concern that our intellectual property and proprietary rights may not adequately protect our products and services; the continuing impact of the COVID-19 pandemic and the war in Ukraine and their effects on the United States and global economies and our business in particular; and other factors detailed in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2021, which is on file with the Securities and Exchange Commission (SEC), and as updated in filings with the SEC. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue	$321,021	$391,149	$1,093,541	$1,161,084
Cost of revenue	216,718	230,075	686,713	683,979
Gross profit	104,303	161,074	406,828	477,105

Operating expenses:
Research and development	36,026	34,806	139,885	141,494
Sales and marketing	51,079	47,882	166,967	156,694
General and administrative	15,491	19,761	61,021	65,701
Total operating expenses	102,596	102,449	367,873	363,889
Operating income	1,707	58,625	38,955	113,216
Other income (expense):
Interest expense	(1,310)	(5,780)	(6,242)	(22,940)
Other income (expense), net	2,263	(611)	1,740	(176)
Total other expense, net	953	(6,391)	(4,502)	(23,116)
Income before income taxes	2,660	52,234	34,453	90,100
Income tax expense (benefit)	(413)	(392)	5,606	(281,071)
Net income	$3,073	$52,626	$28,847	$371,171

Net income per share:
Basic	$0.02	$0.34	$0.18	$2.41
Diluted	$0.02	$0.32	$0.18	$2.27

Shares used to compute net income per share:
Basic	155,340	156,221	156,181	154,274
Diluted	172,124	162,742	178,279	163,178

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$223,735	$401,087
Marketable securities	143,602	137,830
Accounts receivable, net	77,008	114,221
Inventory	127,131	86,409
Prepaid expenses and other current assets	34,551	42,311
Total current assets	606,027	781,858
Property and equipment, net	13,327	19,003
Operating lease right-of-use assets	21,819	27,320
Goodwill	146,459	146,459
Other long-term assets	289,293	285,239
Total assets	$1,076,925	$1,259,879

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$91,648	$171,545
Accrued expenses and other current liabilities	118,877	128,572
Short-term operating lease liabilities	9,553	9,819
Deferred revenue	55,850	42,505
Short-term debt	—	122,391
Total current liabilities	275,928	474,832
Long-term taxes payable	9,536	7,319
Long-term debt	141,017	111,289
Long-term operating lease liabilities	33,446	43,025
Other long-term liabilities	5,439	7,500
Total liabilities	465,366	643,965

Stockholders’ equity:
Common stock and additional paid-in capital	960,903	1,008,872
Treasury stock, at cost	(153,231)	(113,613)
Accumulated deficit	(196,113)	(279,345)
Total stockholders’ equity	611,559	615,914
Total liabilities and stockholders’ equity	$1,076,925	$1,259,879

GoPro, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2022	2021	2022	2021
Operating activities:
Net income	$3,073	$52,626	$28,847	$371,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,980	2,363	8,570	10,962
Non-cash operating lease cost	1,335	442	5,501	4,240
Stock-based compensation	9,565	10,423	38,991	38,650
Deferred income taxes	(3,437)	(3,619)	2,710	(273,541)
Non-cash restructuring charges	228	—	228	(99)
Non-cash interest expense	—	3,673	—	14,208
Other	(1,361)	1,370	1,022	2,243
Net changes in operating assets and liabilities	14,179	96,570	(80,122)	61,319
Net cash provided by operating activities	25,562	163,848	5,747	229,153

Investing activities:
Purchases of property and equipment, net	(242)	(705)	(3,447)	(5,545)
Purchases of marketable securities	(61,857)	(64,245)	(165,590)	(146,515)
Maturities of marketable securities	51,000	8,341	160,649	8,341
Net cash used in investing activities	(11,099)	(56,609)	(8,388)	(143,719)

Financing activities:
Proceeds from issuance of common stock	74	265	4,760	7,490
Taxes paid related to net share settlement of equity awards	(1,083)	(2,366)	(13,410)	(17,379)
Repurchase of outstanding common stock	(8,001)	—	(39,619)	—
Repayment of borrowings	—	—	(125,000)	—
Net cash used in financing activities	(9,010)	(2,101)	(173,269)	(9,889)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,121	(408)	(1,442)	(2,112)
Net change in cash, cash equivalents and restricted cash	6,574	104,730	(177,352)	73,433
Cash, cash equivalents and restricted cash at beginning of period	217,161	296,357	401,087	327,654
Cash, cash equivalents and restricted cash at end of period	$223,735	$401,087	$223,735	$401,087

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures

To supplement our unaudited selected financial data presented on a basis consistent with GAAP, we disclose certain non-GAAP financial measures, including non-GAAP gross profit, gross margin, operating expenses, operating income (loss), other income (expense), tax expense, net income (loss), diluted net income (loss) per share and adjusted EBITDA. Additionally, we present revenue, gross profit, gross margin percentage, adjusted EBITDA in dollars and as a percentage of revenue, and street average selling price on a constant currency basis to show performance unaffected by fluctuations in currency exchange rates. We calculate constant currency amounts by translating current period amounts at the prior period’s average exchange rate and compare that to current period performance. We also provide forecasts of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP other income (expense), non-GAAP tax expense, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share. We use these non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, manufacturing consolidation charges, facilities consolidation charges recorded in connection with restructuring actions, including right-of-use asset impairment charges, and the related ongoing operating lease cost of those facilities recorded under ASC 842, Leases. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation;
•non-GAAP net income (loss) excludes non-cash interest expense. Prior to the adoption of ASU 2020-06 in fiscal year 2022, we were required to recognize non-cash interest expense related to the amortization of a debt discount associated with our 2022 Notes and 2025 Notes in accordance with the prior authoritative accounting guidance for convertible debt that may be settled in cash. From fiscal year 2022 and onwards, this debt discount accounting requirement was removed, and as a result, non-cash interest expense will no longer be a reconciling item between GAAP and non-GAAP net income (loss);
•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above;
•GAAP and non-GAAP net income (loss) per share includes the dilutive, tax effected cash interest expense associated with our 2022 Notes and 2025 Notes, as if converted at the beginning of the period in connection with the adoption of ASU 2020-06 on January 1, 2022; and
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

GoPro, Inc.
Reconciliation of Preliminary GAAP to Non-GAAP Financial Measures
(unaudited)

Reconciliations of non-GAAP financial measures are set forth below:

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP net income	$3,073	$52,626	$28,847	$371,171
Stock-based compensation:
Cost of revenue	434	374	1,805	1,794
Research and development	4,263	4,132	17,221	17,263
Sales and marketing	2,002	2,077	8,173	8,045
General and administrative	2,866	3,840	11,792	11,548
Total stock-based compensation	9,565	10,423	38,991	38,650

Acquisition-related costs:
Cost of revenue	—	71	47	1,152
Total acquisition-related costs	—	71	47	1,152

Restructuring and other costs:
Cost of revenue	8,047	7	8,035	157
Research and development	(132)	53	(266)	1,343
Sales and marketing	(74)	35	(144)	712
General and administrative	(36)	18	(71)	437
Total restructuring and other costs	7,805	113	7,554	2,649

Non-cash interest expense	—	3,673	—	14,208
Income tax adjustments	647	(759)	5,484	(281,762)
Non-GAAP net income	$21,090	$66,147	$80,923	$146,068

GAAP net income - basic	$3,073	$52,626	$28,847	$371,171
Add: Interest on convertible notes, tax effected*	334	—	3,055	—
GAAP net income - diluted	$3,407	$52,626	$31,902	$371,171

Non-GAAP net income - basic	$21,090	$66,147	$80,923	$146,068
Add: Interest on convertible notes, tax effected*	334	—	3,055	—
Non-GAAP net income - diluted	$21,424	$66,147	$83,978	$146,068

GAAP and non-GAAP shares for diluted net income per share	172,124	162,742	178,279	163,178

GAAP diluted net income per share	$0.02	$0.32	$0.18	$2.27
Non-GAAP diluted net income per share	$0.12	$0.41	$0.47	$0.90

* Reflects the use of the if-converted method for our convertible notes, effective January 1, 2022 due to the adoption of ASU 2020-06.

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2022	2021	2022	2021
GAAP gross profit as a % of revenue	32.5%	41.2%	37.2%	41.1%
Stock-based compensation	0.1	0.1	0.2	0.2
Acquisition-related costs	—	—	—	0.1
Restructuring and other costs	2.5	—	0.7	—
Non-GAAP gross profit as a % of revenue	35.1%	41.3%	38.1%	41.4%

GAAP operating expenses	$102,596	$102,449	$367,873	$363,889
Stock-based compensation	(9,131)	(10,049)	(37,186)	(36,856)
Restructuring and other costs	242	(106)	481	(2,492)
Non-GAAP operating expenses	$93,707	$92,294	$331,168	$324,541

GAAP operating income	$1,707	$58,625	$38,955	$113,216
Stock-based compensation	9,565	10,423	38,991	38,650
Acquisition-related costs	—	71	47	1,152
Restructuring and other costs	7,805	113	7,554	2,649
Non-GAAP operating income	$19,077	$69,232	$85,547	$155,667

	Three months ended December 31,		Year ended December 31,
(in thousands)	2022	2021	2022	2021
GAAP net income	$3,073	$52,626	$28,847	$371,171
Income tax expense (benefit)	(413)	(392)	5,606	(281,071)
Interest expense, net	(486)	5,701	3,131	22,678
Depreciation and amortization	1,980	2,363	8,570	10,962
POP display amortization	490	737	2,055	2,759
Stock-based compensation	9,565	10,423	38,991	38,650
Restructuring and other costs	7,805	113	7,554	2,649
Adjusted EBITDA	$22,014	$71,571	$94,754	$167,798

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Investor Contact
investor@gopro.com

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pr@gopro.com